Exhibit 99.2
For Immediate Release
MERCER INTERNATIONAL INC. ANNOUNCES EARLY TENDER RESULTS AND RECEIPT OF CONSENTS FROM A MAJORITY OF HOLDERS OF ITS 9.25% SENIOR NOTES DUE 2013
NEW YORK, NY, November 17, 2010 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) (the “Company”) today announced that, as part of its previously announced cash tender offer and consent solicitation (the ‘Tender Offer and Consent Solicitation”) for any and all of its outstanding 9.25% Senior Notes due 2013 (the ‘Notes”), it has received tenders and consents for approximately $289 million aggregate principal amount of the Notes, representing approximately 93.2% in principal amount of the outstanding Notes, which were validly tendered by 5:00 p.m., New York City time, on November 16, 2010 (the “Consent Date”). The Company has reserved the right (and expects, subject to the satisfaction of the conditions set forth in the Offer to Purchase) to accept for purchase and settle all Notes validly tendered prior to the Consent Date on or about November 17, 2010.
The consents are sufficient to give effect to all of the proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes (the “Indenture”) as set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated November 2, 2010 (the “Offer to Purchase”) and the related Letter of Transmittal, pursuant to which the Tender Offer and Consent Solicitation are being made. The Proposed Amendments eliminate substantially all of the restrictive covenants, certain events of default and related provisions in the Indenture. The Company has executed a supplemental indenture (the “Supplemental Indenture”) containing the Proposed Amendments to the Indenture. The Supplemental Indenture is binding on all holders of Notes, even those whose Notes are not purchased in the Tender Offer and Consent Solicitation. Following the execution of the Supplemental Indenture, tendered Notes and related consents may no longer be withdrawn.
Holders who have not yet tendered their Notes may tender until 11:59 p.m., New York City time, on December 1, 2010, unless the Tender Offer and Consent Solicitation is extended or terminated by the Company. The completion of the Tender Offer and Consent Solicitation is subject to the satisfaction or waiver by the Company of a number of conditions, as described in the Offer to Purchase, including the consummation of the Company’s pending financing transaction.

The Company has retained RBC Capital Markets, LLC to serve as the dealer manager and solicitation agent for the Tender Offer and Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation may be directed to RBC Capital Markets, LLC, Liability Management Group, at (212) 618-7822 or (877) 381-2099 (toll free). Requests for documents may be directed to Georgeson Inc., the information agent for the Tender Offer and Consent Solicitation, at (800) 267-4403 or (212) 440-9800.
Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com. Information found on the Company’s website is not incorporated herein by reference.
The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. In particular, statements about our plans or intentions regarding the completion of the Tender Offer and Consent Solicitation are forward-looking statements and may not necessarily occur. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:	FD
Investors/Media: Eric Boyriven, Alexandra Tramont
Jimmy S.H. Lee	(212) 850-5600
Chairman & President
(604) 684-1099

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099